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                                                                   EXHIBIT 10.60

                               ADVISORY AGREEMENT

     AGREEMENT, dated as of December 31, 2001, by and between Intervisual Books, Inc., a California corporation (the "Corporation"), and Wardenclyffe Group, Inc. (the "Consultant").

                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, the Corporation and Intervisual Partners, LLC (the "Investor") have entered into a Series A Preferred Stock Purchase Agreement, of even date herewith, pursuant to which the Investor proposes to acquire certain shares of the Corporation's newly designated Series A Preferred Stock (the "Purchase Agreement");

     WHEREAS, upon completion of such acquisition, the Corporation will require certain consultancy services from the Consultant;

     WHEREAS, the Consultant desires to supply consultancy services to the Corporation upon the terms and conditions set forth herein; and

     WHEREAS, it is a condition to the closing of the Purchase Agreement that the Consultant and the Corporation enter into this Agreement providing for the Consultant to supply the consultancy services described herein to the Corporation.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Duties.

          (a) The Corporation hereby engages Consultant and Consultant hereby agrees to render services as a consultant to the Corporation for the term specified in Section 2 hereof.

          (b) Consultant shall, at all reasonable times and as reasonably required, provide the Corporation with regular and customary public relations and strategic advisory services. Consultant's duties may include, but will not necessarily be limited to, providing:

               (i) advice regarding, and assistance in, the formation of corporate goals and their implementation;

               (ii) advice regarding, and the development of, the Corporation's business plan and its implementation and evolution;

               (iii) advice regarding the financial structure of the Corporation and its subsidiaries;

               (iv) advice regarding corporate organization and structure, and identification and retention of personnel;


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               (v)  assistance with respect to investor relations; and

               (vi) assistance with respect to identification and retention of financial analysts.

          Consultant shall provide such services and shall devote such time and attention as the Corporation and the Consultant shall reasonably agree shall be necessary or desirable for the performance of Consultant's duties as a consultant when called upon to do so by the Corporation, provided that the Corporation shall not require that Consultant's services be performed at any particular place or at any particular time.

     2. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year thereafter (the "Term") unless sooner terminated pursuant to Section 8 of this Agreement.

     3. Independent Contractor. Consultant is an independent contractor. Nothing contained in this Agreement shall be deemed or construed to create a joint venture, partnership, principal-agent or employment relationship between the parties. Consultant expressly acknowledges and agrees that it shall have no authority to, and that it shall not, enter into any contract or agreement on behalf of the Corporation, bind the Corporation in any manner, or otherwise act as, or hold itself out as, an agent of the Corporation.

     4. Compensation. For all services to be rendered hereunder by Consultant, the Corporation agrees to compensate the Consultant as follows:

          (a) Monthly Fee: The Corporation agrees to pay the Consultant a monthly fee equal to Two Thousand Dollars ($2,000), payable monthly in arrears on the last business day of each month.

          (b) Finder's Fee: In the event that the Consultant, or an agent, representative or other designee of the Consultant, first introduces to the Corporation a third party, and as a result of such introduction, during the Term or within three (3) months thereafter, such third party acquires, directly from the Corporation, debt or equity securities of the Corporation, the Consultant shall be entitled to a fee in the aggregate amount of 7% of the aggregate consideration received by the Corporation from such third party.

     5. Right of First Refusal to Act as Investment Banker. The Consultant shall have the right of first refusal to act as the Corporation's investment banker with respect to all strategic decisions of the Corporation, including, but not limited to, mergers, acquisitions, divestitures and joint ventures; provided, however, that in order to exercise such right of first refusal Consultant must have all necessary licenses. The Consultant agrees that Consultant's compensation for its services as the Corporation's investment banker shall not exceed an amount that would have otherwise been paid by the Corporation for comparable services of a reputable investment banking firm.

     6. Expenses. The Corporation shall reimburse Consultant for all reasonable and necessary out-of-pocket expenses of Consultant incurred in connection with the services


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being rendered to the Corporation hereunder, subject to presentation of appropriate vouchers, bills or similar documentation, and provided that any such expenses in excess of $5,000 shall be agreed in advance by the Corporation in writing.

     7.   Nondisclosure and Ownership of Proprietary Information.

          (a) Definition of Proprietary Information. Consultant hereby acknowledges that Consultant shall or may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Corporation and its business (whether in existence prior to, as of or after the date hereof, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors, or other customers, financial information and financial projections of the Corporation of any nature whatsoever, or any other trade secrets or confidential or proprietary information relating to the Corporation and/or its business. Consultant (i) shall hold all such Proprietary Information in the strictest confidence, (ii) shall cause its employees and agents to hold all such Proprietary Information in the strictest confidence, and (iii) agrees not to use, copy, or otherwise replicate any Proprietary Information of the Corporation.

          (b) Ownership. Consultant acknowledges and agrees that all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Corporation. Without limiting the foregoing, Consultant shall assign to the Corporation any and all right, title and interest which Consultant may have in all Proprietary Information made, developed or conceived of in whole or in part by Consultant during its engagement hereof. Consultant agrees to make all necessary disclosures and execute, acknowledge and deliver all instruments and perform all acts reasonably requested by the Corporation to effectuate the assignment provided for in the previous sentence.

          (c) Return of Information. Upon the termination of this Agreement for any reason or upon request of the Corporation, all Proprietary Information, intellectual property, discoveries and trade secrets, together with all copies of the same, shall be returned to the Corporation.

          (d) Representations and Warranties. Consultant represents and warrants that all work and materials or portions thereof delivered by Consultant in connection with Consultant's services to the Corporation shall be original, shall be solely of Consultant's authorship and design and shall not infringe upon the rights of any other person or party.

     8. Termination. Notwithstanding any provision of this Agreement to the contrary, this Agreement may be terminated under any of the following circumstances:




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          (a)  The Corporation may terminate this Agreement at any time, with or without a Cause, effective upon written notice thereof to Consultant. As used herein, "Cause" shall mean the breach by Consultant of any of its material obligations under of this Agreement, which breach shall remain uncured for thirty (30) days after written notice thereof from the Corporation to Consultant.

          (b) Consultant may terminate this Agreement at any time for Good Reason, effective upon written notice thereof to the Corporation. As used herein, "Good Reason" shall mean the breach by the Corporation of any of its material obligations under this Agreement, which breach shall remain uncured for thirty (30) days after written notice thereof from Consultant to the Corporation.

          (c) Upon termination of this Agreement pursuant to this Section 8, the Consultant shall be entitled to all amounts or benefits to be paid or provided by the Corporation under this Agreement up to the date of termination. In addition, and in lieu of any and all other rights or remedies which Consultant would or might have, if this Agreement is terminated prior to the end of the Term, either by the Corporation for any reason other than Cause or by Consultant for Good Reason, Consultant shall also be entitled to receive, as its sole and exclusive remedy, in a single lump sum, an amount equal to the total additional compensation which Consultant would have been entitled to receive had there been no termination of this Agreement prior to the expiration of the Term.

     9. No Set-Offs, etc. Except as expressly set forth in this Agreement, no amounts agreed to be paid or benefits agreed to be furnished by the Corporation under this Agreement shall be subject to any deduction, diminution or set off of any kind whatsoever.

     10. Binding Effect and Assignment. This Agreement shall be binding upon and insure to the benefit of the Corporation, its successors and permitted assigns and the Consultant, its successors and permitted assigns. No assignment of this Agreement shall be valid unless consented to in writing by the non-assigning party.

     11. Waivers. The failure of any party to this Agreement to enforce its terms and provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.

     12. Entire Agreement. This Agreement sets forth the entire Agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, including, without limitation, any other agreement with any third party for the supply of Consultant's services to the Corporation. No party hereto shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the party or parties to be bound thereby.

     13. Notices. All notices, requests, demands and other communications provided for, under, or made in connection with this Agreement, shall be in writing and shall be deemed to have been given by any party hereto at the time when delivered by hand against the


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appropriate receipt, or sent by facsimile transmission or mailed by registered or certified mail or the equivalent thereof, addressed to the addresses of the respective parties stated below, or as changed or added as any party may fix in accordance with this Section 13.

               If to the Corporation:

                  Intervisual Books, Inc.
                  2716 Ocean Park Boulevard, Suite 2020
                  Santa Monica, California  90405

               If to the Consultant:

                  Wardenclyffe Group, Inc.
                  18 East 50th Street, 10th Floor
                  New York, New York  10022

     14. Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California without regard to its conflict of law principles.

     15. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Facsimile signatures shall be deemed original for all purposes.

     16. Condition to Effectiveness. The effectiveness of this Agreement is specifically conditioned upon the release from escrow to the Company of $1,600,000 at the Second Closing (as defined in the Purchase Agreement) as provided for in the Purchase Agreement. The parties acknowledge that unless such sum is released from escrow to the Company at the Second Closing this Agreement shall be null and void and of no further effect.

                            [signature page follows]



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                     [SIGNATURE PAGE TO ADVISORY AGREEMENT]

               IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

                                               INTERVISUAL BOOKS, INC.,
                                               a California corporation

                                               By: /s/ Waldo H. Hunt
                                                  -----------------------------
                                               Name: Waldo H. Hunt
                                               Title: Chairman of the Board



                                               WARDENCLYFFE GROUP, INC.


                                               By:  /s/ Douglas S. Ellenoff
                                                  -----------------------------
                                               Name: Douglas S. Ellenoff
                                               Title: President



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